Exhibit 99.1

PennyMac Financial Services, Inc. Reports

Second Quarter 2025 Results

WESTLAKE VILLAGE, Calif. – July 22, 2025 – PennyMac Financial Services, Inc. (NYSE: PFSI) today reported net income of $136.5 million for the second quarter of 2025, or $2.54 per share on a diluted basis, on revenue of $444.7 million. Book value per share increased to $78.04 from $75.57 at March 31, 2025.

PFSI’s Board of Directors declared a second quarter cash dividend of $0.30 per share, payable on August 22, 2025, to common stockholders of record as of August 13, 2025.

Second Quarter 2025 Highlights

•	Pretax income was $76.4 million, down from $104.2 million in the prior quarter and $133.9 million in the second quarter of 2024

•	Production segment pretax income was $57.8 million, down from $61.9 million in the prior quarter and up from $55.2 million in the second quarter of 2024

o	Total loan acquisitions and originations, including those fulfilled for PMT, were $37.9 billion in unpaid principal balance (UPB), up 31 percent from the prior quarter and 39 percent from the second quarter of 2024

–	Correspondent acquisitions of conventional conforming and jumbo loans fulfilled for PennyMac Mortgage Investment Trust (NYSE: PMT) were $3.1 billion in UPB, up 11 percent from the prior quarter and 38 percent from the second quarter of 2024

–	PMT retained 17 percent of total conventional conforming correspondent loans in the second quarter, down from 21 percent in the prior quarter

o	Total locks, including those for PMT, were $43.1 billion in UPB, up 26 percent from the prior quarter and 41 percent from the second quarter of 2024

–	Correspondent lock volume for PMT’s account was $3.5 billion in UPB, up 29 percent from the prior quarter and 31 percent from the second quarter of 2024

•	Servicing segment pretax income was $54.2 million, down from $76.0 million in the prior quarter and $90.7 million in the second quarter of 2024

o	Pretax income excluding valuation-related changes was $143.7 million, down 16 percent from the prior quarter as higher loan servicing fees and earnings on custodial balances were more than offset by higher realization of mortgage servicing rights (MSR) cash flows and interest expense

o	Valuation-related changes included:

–	$15.9 million in MSR fair value gains more than offset by $109.1 million in hedging losses

•	Net impact on pretax income related to these items was $(93.2) million, or $(1.30) in diluted earnings per share

–	$3.6 million in reversals of provision for losses on active loans

o	Servicing portfolio grew to $699.7 billion in UPB, up 3 percent from March 31, 2025 and 11 percent from June 30, 2024 driven by production volumes which more than offset prepayment activity

•	Pretax loss from Corporate and Other was $35.5 million, up from $33.7 million in the prior quarter and $12.0 million in the second quarter of 2024

•	Net income included a $60.0 million tax benefit, driven by a non-recurring tax benefit of $81.6 million which primarily consisted of a repricing of deferred tax liabilities due to state apportionment changes driven by recent legislation; impact of $1.52 on diluted earnings per share

•	Issued $850 million of 7-year unsecured senior notes due in May 2032

•	Redeemed $650 million of unsecured senior notes due in October 2025 and $500 million of Ginnie Mae MSR term notes due in May 2027

"PennyMac Financial once again delivered solid financial performance, showcasing our enduring strength and strategic agility in today's dynamic market landscape," said Chairman and CEO David Spector. "Our multi-channel approach to production has allowed us to maintain a leading market position in today’s lower-volume, higher note rate origination market. In the second quarter alone, we acquired or originated nearly $40 billion in UPB of mortgage loans. This robust production also fueled the continued organic growth of our servicing portfolio, as it reached $700 billion in UPB with 2.7 million customers at quarter-end.”

Mr. Spector continued, “We are committed to ongoing technological enhancement and operational excellence, which includes the broad implementation of artificial intelligence across our production and servicing operations. Our strategic advancement in AI is poised to unlock significant efficiency gains and augment how we operate and serve our partners.”

Mr. Spector concluded, “Our commitment remains clear: to deliver strong financial results, create long-term value for our stockholders, and continue building on our balanced business model with an unwavering focus on strategic portfolio growth and core business objectives. I have never been more excited about the opportunities ahead, given the strong performance of our core operations and the significant benefits we expect with the implementation of AI across our businesses.”

The following table presents the contributions of PennyMac Financial’s segments to pretax income:

	Quarter ended June 30, 2025
			Reportable
	Production	Servicing	segment total	Corporate and other	Total

	(in thousands)
Revenue:
Net gains on loans held for sale at fair value	$203,961	$30,698	$234,659	$-	$234,659
Loan origination fees	59,091	-	59,091	-	59,091
Fulfillment fees from PMT	5,814	-	5,814	-	5,814
Net loan servicing fees	-	150,395	150,395	-	150,395
Management fees	-	-	-	6,869	6,869
Net interest income (expense):
Interest income	104,205	117,123	221,328	601	221,929
Interest expense	93,622	145,955	239,577	-	239,577
	10,583	(28,832)	(18,249)	601	(17,648)
Other	132	1,138	1,270	4,280	5,550
Total net revenue	279,581	153,399	432,980	11,750	444,730
Expenses
Compensation	104,456	51,284	155,740	31,801	187,541
Loan origination	68,836	-	68,836	-	68,836
Technology	27,841	9,505	37,346	4,911	42,257
Servicing	-	28,286	28,286	-	28,286
Marketing and advertising	10,276	384	10,660	1,729	12,389
Professional services	3,545	1,798	5,343	3,037	8,380
Occupancy and equipment	4,109	2,731	6,840	1,539	8,379
Other	2,730	5,259	7,989	4,231	12,220
Total expenses	221,793	99,247	321,040	47,248	368,288
Income (loss) before (benefit from) benefit from income taxes	$57,788	$54,152	$111,940	$(35,498)	$76,442

Production Segment

The Production segment includes the correspondent acquisition of newly originated government-insured and conventional conforming loans for PennyMac Financial’s own account, fulfillment services on behalf of PMT and direct lending through the consumer direct and broker direct channels, including the underwriting and acquisition of loans from correspondent sellers on a non-delegated basis.

PennyMac Financial’s loan production activity for the quarter totaled $37.9 billion in UPB, $34.8 billion of which was for its own account, and $3.1 billion of which was fee-based fulfillment activity for PMT. Correspondent locks for PFSI and direct lending IRLCs totaled $39.6 billion in UPB, up 26 percent from the prior quarter and 41 percent from the second quarter of 2024.

Production segment pretax income was $57.8 million, down from $61.9 million in the prior quarter and up from $55.2 million in the second quarter of 2024. Production segment revenue totaled $279.6 million, up 13 percent from the prior quarter and 38 percent from the second quarter of 2024. The increase in revenue from the prior quarter and from the second quarter of 2024 was due primarily to higher overall volumes.

The components of net gains on loans held for sale are detailed in the following table:

	Quarter ended
	June 30, 2025	March 31, 2025	June 30, 2024

	(in thousands)
Receipt of MSRs	$814,538	$650,349	$541,207
Gains on sale of loans to PennyMac Mortgage Investment Trust net of mortgage servicing rights recapture payable	7,075	4,838	(473)
Provision for representations and warranties, net	(1,834)	(2,132)	(53)
Cash loss, including cash hedging results	(678,982)	(587,009)	(321,270)
Fair value changes of pipeline, inventory and hedges	93,862	154,991	(43,347)
Net gains on mortgage loans held for sale	$234,659	$221,037	$176,064
Net gains on mortgage loans held for sale by segment:
Production	$203,961	$187,145	$154,317
Servicing	$30,698	$33,892	$21,747

PennyMac Financial performs fulfillment services for conventional conforming and jumbo loans acquired by PMT from non-affiliates in its correspondent production business. These services include, but are not limited to, marketing, relationship management, correspondent seller approval and monitoring, loan file review, underwriting, pricing, hedging and activities related to the subsequent sale and securitization of loans in the secondary mortgage markets for PMT.

Fees earned from the fulfillment of correspondent loans on behalf of PMT totaled $5.8 million in the second quarter, up 10 percent from the prior quarter and 31 percent from the second quarter of 2024. The quarter-over-quarter and year-over-year increases were driven by higher conventional acquisition volumes for PMT’s account.

Under a renewed mortgage banking services agreement with PMT, effective July 1, 2025, correspondent production volumes are now initially acquired by PFSI. PMT retains the right to purchase up to 100 percent of non-government correspondent loan production. In the third quarter of 2025, we expect PMT to acquire all jumbo correspondent production and 15 to 25 percent of total conventional conforming correspondent production, compared to its retention of 17 percent in the second quarter.

Net interest income in the second quarter totaled $10.6 million, compared to $8.8 million in the prior quarter. Interest income totaled $104.2 million, up from $85.3 million in the prior quarter, and interest expense totaled $93.6 million, up from $76.5 million in the prior quarter, both due to higher average balances of loans held for sale, reflecting the increase in volumes.

Production segment expenses were $221.8 million, up 19 percent from the prior quarter and 51 percent from the second quarter of 2024, driven primarily by increased compensation paid to brokers due to higher volumes. Compensation paid to brokers is included in loan origination expenses, which were up $24.7 million from the prior quarter.

Servicing Segment

The Servicing segment includes income from owned MSRs and subservicing. The total servicing portfolio grew to $699.7 billion in UPB at June 30, 2025, an increase of 3 percent from March 31, 2025 and 11 percent from June 30, 2024. PennyMac Financial’s owned MSR portfolio grew to $469.9 billion in UPB, an increase of 5 percent from March 31, 2025 and 17 percent from June 30, 2024. PennyMac Financial subservices $228.8 billion in UPB for PMT, $823 million in UPB of previously owned servicing that has been repurchased by the United States Veterans Affairs (VA) pursuant to the Veterans Affairs Servicing Purchase program on an interim basis, and $72 million in UPB for other non-affiliates.

The table below details PennyMac Financial’s servicing portfolio UPB:

	June 30, 2025	March 31, 2025	June 30, 2024

	(in thousands)
Owned
Mortgage servicing rights and liabilities
Originated	$448,312,667	$426,951,027	$379,882,952
Purchased	14,837,637	15,276,140	16,568,065
	463,150,304	442,227,167	396,451,017
Loans held for sale	6,783,240	6,911,473	6,108,082
	469,933,544	449,138,640	402,559,099
Subserviced for:
PMT	228,838,699	229,907,855	230,179,513
U.S. Department of Veterans Affairs	822,525	1,072,760	-
Other	72,153	75,310	-
	229,733,377	231,055,925	230,179,513
Total loans serviced	$699,666,921	$680,194,565	$632,738,612

Servicing segment pretax income was $54.2 million, down from $76.0 million in the prior quarter and $90.7 million in the second quarter of 2024. Servicing segment net revenues totaled $153.4 million, down from $170.6 million in the prior quarter and $180.8 million in the second quarter of 2024.

Revenue from net loan servicing fees totaled $150.4 million, down from $164.3 million in the prior quarter and $167.6 million in the second quarter of 2024. The decrease was primarily driven by increased realization of cash flows due to higher realized and expected prepayments. Net loan servicing fee revenues included $506.7 million in loan servicing fees, which were up from the prior quarter, reduced by $263.1 million from the realization of MSR cash flows. Net valuation-related losses totaled $93.2 million and included MSR fair value gains of $15.9 million, and hedging losses of $109.1 million which were impacted by elevated hedge costs due to extreme rate volatility in April.

The following table presents a breakdown of net loan servicing fees:

	Quarter ended
	June 30, 2025	March 31, 2025	June 30, 2024

	(in thousands)
Loan servicing fees	$506,667	$488,468	$440,696
Changes in fair value of MSRs and MSLs resulting from:
Realization of cash flows	(263,099)	(225,462)	(200,740)
Change in fair value inputs	15,929	(205,494)	99,425
Hedging (losses) gains	(109,102)	106,774	(171,777)
Net change in fair value of MSRs and MSLs	(356,272)	(324,182)	(273,092)
Net loan servicing fees	$150,395	$164,286	$167,604

Servicing segment revenue included $30.7 million in net gains on loans held for sale related to early buyout loans (EBOs), down from $33.9 million in the prior quarter and up from $21.7 million in the second quarter of 2024. These EBOs are previously delinquent loans that were brought back to performing status through PennyMac Financial’s successful servicing efforts.

Net interest expense totaled $28.8 million, compared to $27.4 million in the prior quarter and $8.8 million in the second quarter of 2024. Interest income was $117.1 million, up from $104.1 million in the prior quarter due to increased placement fees on custodial balances due to higher average balances. Interest expense was $146.0 million, up from $131.6 in the prior quarter driven primarily by higher average balances of financing.

Servicing segment expenses totaled $99.2 million, up slightly from the prior quarter.

Corporate and Other

Corporate and Other items include amounts attributable to corporate activities not directly attributable to the production and servicing segments as well as management fees earned from PMT. PennyMac Financial manages PMT for which it earns base management fees and may earn performance incentive fees.

Pretax loss for Corporate and Other was $35.5 million, compared to $33.7 million in the prior quarter and $12.0 million in the second quarter of 2024.

Revenues from Corporate and Other were $11.8 million, and consisted of $6.9 million in management fees, $4.3 million in other revenue, and $0.6 million of net interest income. No performance incentive fees were earned in the second quarter.

Expenses were $47.2 million, up from $46.1 million in the prior quarter and up from $35.1 million in the second quarter of 2024.

Net assets under management were $1.9 billion as of June 30, 2025, down slightly from March 31, 2025 and June 30, 2024.

The following table presents a breakdown of management fees:

	Quarter ended
	June 30, 2025	March 31, 2025	June 30, 2024

	(in thousands)
Management fees:
Base	$6,869	$7,012	$7,133
Performance incentive	-	-	-
Total management fees	$6,869	$7,012	$7,133
Net assets of PennyMac Mortgage Investment Trust	$1,865,645	$1,902,718	$1,939,869

Consolidated Expenses

Total expenses were $368.3 million, up from $326.7 million in the prior quarter primarily due to higher loan origination expenses as mentioned above.

Taxes

PFSI recorded a $60.0 million tax benefit, driven by a non-recurring tax benefit of $81.6 million which primarily consisted of a repricing of deferred tax liabilities due to state apportionment changes driven by recent legislation. PFSI's tax provision rate in future periods is expected to be 25.2 percent, down from 26.7 percent in recent quarters.

***

Management’s slide presentation and accompanying material will be available in the Investor Relations section of the Company’s website at pfsi.pennymac.com after the market closes on Tuesday, July 22, 2025. Management will also host a conference call and live audio webcast at 5:00 p.m. Eastern Time to review the Company’s financial results. The webcast can be accessed at pfsi.pennymac.com, and a replay will be available shortly after its conclusion.

***

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market. Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry and employs approximately 4,400 people across the country. For the twelve months ended June 30, 2025, PennyMac Financial’s production of newly originated loans totaled $134 billion in unpaid principal balance, making it a top lender in the nation. As of June 30, 2025, PennyMac Financial serviced loans totaling $700 billion in unpaid principal balance, making it a top mortgage servicer in the nation. Additional information about PennyMac Financial Services, Inc. is available at pfsi.pennymac.com.

Media	Investors
Kristyn Clark	Kevin Chamberlain
mediarelations@pennymac.com	Isaac Garden
805.395.9943	PFSI_IR@pennymac.com
818.264.4907

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, our financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “project,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: interest rate changes; real estate value changes, housing prices and housing sales; changes in macroeconomic, consumer and real estate market conditions; compliance with changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our business; the mortgage lending and servicing-related regulations promulgated by federal and state regulators and the enforcement of these regulations; the licensing and operational requirements of states and other jurisdictions applicable to our business, to which our bank competitors are not subject; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights; our substantial amount of indebtedness; increases in loan delinquencies, defaults and forbearances; foreclosure delays and changes in foreclosure practices; our dependence on U.S. government-sponsored entities and changes in their current roles or their guarantees or guidelines; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant contributor to our mortgage banking business; maintaining sufficient capital and liquidity and compliance with financial covenants; our obligation to indemnify third-party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria; our obligation to indemnify PMT if our services fail to meet certain criteria or characteristics or under other circumstances; investment management and incentive fees; the accuracy or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations; conflicts of interest in allocating our services and investment opportunities among us and our advised entity; our ability to mitigate cybersecurity risks, cyber incidents and technology disruptions; the development of artificial intelligence; the effect of public opinion on our reputation; our exposure to risks of loss and disruptions in operations resulting from severe weather events, man-made or other natural conditions, including climate change and pandemics; our ability to effectively identify, manage and hedge our credit, interest rate, prepayment, liquidity and climate risks; expanding or creating new business activities or strategies; our ability to detect misconduct and fraud; our ability to pay dividends to our stockholders; and our organizational structure and certain requirements in our charter documents. You should not place undue reliance on any forward- looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

The press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”), such as pretax income excluding valuation-related items and operating net income that provide a meaningful perspective on the Company’s business results since the Company utilizes this information to evaluate and manage the business. Non-GAAP disclosures have limitations as an analytical tool and should not be viewed as a substitute for financial information determined in accordance with GAAP.

The following table presents the contributions of PennyMac Financial’s segments to pretax income in the second quarter of 2024:

	Quarter ended June 30, 2024
			Reportable
	Production	Servicing	segment total	Corporate and other	Total

	(in thousands)
Revenue:
Net gains on loans held for sale at fair value	$154,317	$21,747	$176,064	$-	$176,064
Loan origination fees	42,075	-	42,075	-	42,075
Fulfillment fees from PMT	4,427	-	4,427	-	4,427
Net loan servicing fees	-	167,604	167,604	-	167,604
Management fees	-	-	-	7,133	7,133
Net interest income (expense):
Interest income	84,645	115,706	200,351	460	200,811
Interest expense	83,376	124,495	207,871	-	207,871
	1,269	(8,789)	(7,520)	460	(7,060)
Other	155	194	349	15,535	15,884
Total net revenue	202,243	180,756	382,999	23,128	406,127
Expenses
Compensation	70,900	49,460	120,360	21,596	141,956
Loan origination	40,270	-	40,270	-	40,270
Technology	22,977	9,774	32,751	2,939	35,690
Servicing	-	22,920	22,920	-	22,920
Marketing and advertising	4,793	21	4,814	631	5,445
Professional services	2,422	1,598	4,020	5,384	9,404
Occupancy and equipment	3,754	2,753	6,507	1,386	7,893
Legal settlements			-		-
Other	1,958	3,528	5,486	3,209	8,695
Total expenses	147,074	90,054	237,128	35,145	272,273
Income (loss) before (benefit from) provision for income taxes	$55,169	$90,702	$145,871	$(12,017)	$133,854

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2025	March 31, 2025	June 30, 2024

	(in thousands, except share amounts)
ASSETS
Cash	$162,186	$211,093	$595,336
Short-term investment at fair value	462,262	443,393	188,772
Principal-only stripped mortgage-backed securities at fair value	784,958	817,596	914,223
Loans held for sale at fair value	6,961,224	7,095,270	6,238,959
Derivative assets	180,642	171,931	145,887
Servicing advances, net	430,602	496,917	414,235
Mortgage servicing rights at fair value	9,531,249	8,963,889	7,923,078
Investment in PennyMac Mortgage Investment Trust at fair value	965	1,099	1,031
Receivable from PennyMac Mortgage Investment Trust	30,604	29,198	29,413
Loans eligible for repurchase	4,962,535	4,979,127	4,560,058
Other	714,677	663,363	566,573
Total assets	$24,221,904	$23,872,876	$21,577,565

LIABILITIES
Assets sold under agreements to repurchase	$7,344,254	$7,058,053	$6,408,428
Mortgage loan participation purchase and sale agreements	700,296	510,141	511,837
Notes payable secured by mortgage servicing assets	1,327,143	1,724,608	1,723,144
Unsecured senior notes	4,185,012	3,998,702	3,160,226
Derivative liabilities	33,541	15,293	18,830
Mortgage servicing liabilities at fair value	1,643	1,651	1,708
Accounts payable and accrued expenses	394,785	365,056	294,812
Payable to PennyMac Mortgage Investment Trust	86,174	101,175	100,220
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	24,806	25,898	26,099
Income taxes payable	1,097,452	1,158,642	1,082,397
Liability for loans eligible for repurchase	4,962,535	4,979,127	4,560,058
Liability for losses under representations and warranties	31,763	30,774	28,688
Total liabilities	20,189,404	19,969,120	17,916,447

STOCKHOLDERS' EQUITY
Common stock—authorized 200,000,000 shares of $0.0001 par value; issued and outstanding 51,671,905, 51,658,984, and 51,017,418 shares, respectively	5	5	5
Additional paid-in capital	76,991	68,902	30,053
Retained earnings	3,955,504	3,834,849	3,631,060
Total stockholders' equity	4,032,500	3,903,756	3,661,118
Total liabilities and stockholders’ equity	$24,221,904	$23,872,876	$21,577,565

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	June 30, 2025	March 31, 2025	June 30, 2024

	(in thousands, except per share amounts)
Revenues
Net gains on loans held for sale at fair value	$234,659	$221,037	$176,064
Loan origination fees	59,091	46,611	42,075
Fulfillment fees from PennyMac Mortgage Investment Trust	5,814	5,290	4,427
Net loan servicing fees:
Loan servicing fees	506,667	488,468	440,696
Change in fair value of mortgage servicing rights and mortgage servicing liabilities	(247,170)	(430,956)	(101,315)
Mortgage servicing rights hedging results	(109,102)	106,774	(171,777)
Net loan servicing fees	150,395	164,286	167,604
Net interest expense:
Interest income	221,929	189,871	200,811
Interest expense	239,577	208,082	207,871
	(17,648)	(18,211)	(7,060)
Management fees from PennyMac Mortgage Investment Trust	6,869	7,012	7,133
Other	5,550	4,878	15,884
Total net revenues	444,730	430,903	406,127
Expenses
Compensation	187,541	181,988	141,956
Loan origination	68,836	44,096	40,270
Technology	42,257	40,197	35,690
Servicing	28,286	21,875	22,920
Marketing and advertising	12,389	9,432	5,445
Professional services	8,380	9,037	9,404
Occupancy and equipment	8,379	8,382	7,893
Other	12,220	11,700	8,695
Total expenses	368,288	326,707	272,273
Income before (benefit from) provision for income taxes	76,442	104,196	133,854
(Benefit from) provision for income taxes	(60,021)	27,916	35,596
Net income	$136,463	$76,280	$98,258
Earnings per share
Basic	$2.64	$1.48	$1.93
Diluted	$2.54	$1.42	$1.85
Weighted-average common shares outstanding
Basic	51,667	51,506	50,955
Diluted	53,635	53,624	53,204
Dividend declared per share	$0.30	$0.30	$0.20